Exhibit 10(a)

SPIN-OFF AGREEMENT

Date: December 31, 2023

Parties:

“ZKGC”	ZKGC New Energy Limited, a Cayman limited company 69 Waterfall Blvd, The Ponds, NSW 2153, Australia

“G&C”	G&C International Investment Co., Ltd., a Hong Kong limited company Room D, 10/F, Billion Centre, 1 Wang Kwong Rd. Kowloon Bay, Hong Kong

“Liao Jinqi”	Liao Jinqi 12 Xinjiandi Jiari, Laocheng Town, Chengmai County Hainan Province 571924, P.R. China

Premises:

A.	Liao Jinqi owns all of the equity in G&C, which owns a majority shareholder interest in ZKGC.

B.	ZKGC owns all of the equity in ZKGC International Group Holding Limited, a Hong Kong limited company (“ZKGC International”), which owns all of the equity in Hainan GCGY Commercial & Trading Co., Ltd.

C.	Hainan GCGY Commercial & Trading Co., Ltd., by contract with Hainan ZKGC New Energy Co., Ltd., is engaged, under the direction of Liao Jinqi, in the business of installing and operating charging stations for electric vehicles (the “Charging Station Business”).

D.	During 2023 ZKGC initiated a business of providing management and operational consulting services. Management of ZKGC has determined that the ZKGC should dispose of the Charging Station Business so that ZKGC can focus on development of the consulting business.

E.	To effect ZKGC’s disposal of the Charging Station Business, the parties wish to exchange ZKGC’s ownership interest in ZKGC International for a portion of G&C’s ownership interest in ZKGC, on the terms and subject to the conditions hereof.

Agreement:

1.	Transfer of ZKGC International. ZKGC hereby transfers and assigns to G&C fifty thousand (50,000) Ordinary Shares issued by ZKGC International, representing all of the right, title and interest in the equity of ZKGC International. Simultaneous with the execution of this Agreement, ZKGC will execute such additional documents as are necessary to transfer to G&C all of the outstanding shares of ZKGC International. ZKGC shall entrust such documents to an agent for purposes of registration in Hong Kong, and shall instruct the agent to obtain from the registered agent in Hong Kong for ZKGC International and deliver to G&C (i) a copy of the register of members reciting that G&C is the registered owner of 100% of the outstanding shares of ZKGC International, (ii) a copy of the register of significant controllers reciting that G&C is a significant controller of ZKGC International, and (iii) a share certificate reciting G&C’s ownership of the outstanding shares of ZKGC International.

2.	Transfer of ZKGC Shares. G&C hereby transfers and assigns to ZKGC two million (2,000,000) of the Ordinary Shares of ZKGC (the “ZKGC Shares”). Simultaneous with the execution of this Agreement, G&C will execute such additional documents as are necessary to transfer the ZKGC Shares to ZKGC. G&C shall entrust such documents to an agent for purposes of registration with the transfer agent for ZKGC Ordinary Shares, and shall instruct the agent to obtain from the transfer agent in the United States and deliver to ZKGC a notice recording the surrender of the ZKGC Shares and the classification of the ZKGC Shares to authorized and unissued.

3.	Delivery of Books and Records. Promptly after execution of this Agreement, ZKGC shall deliver to G&C the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of ZKGC International which are now in the possession or under the control of ZKGC or its representatives.

4.	Indemnification

a.	Indemnification by G&C and Liao Jinqi. From and after the date hereof, G&C and Liao Jinqi shall, jointly and severally, indemnify and save ZKGC, its officers and directors, and their respective successors, assigns, heirs and legal representatives (“Seller Indemnitees”) harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies including, without limitation, actual attorneys’ fees and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim, incurred by or asserted against any Seller Indemnitee due to or resulting from the Charging Station Business as carried on by subsidiaries and affiliates of ZKGC prior to the date hereof.

b.	Indemnification Procedures.

i.	The party seeking indemnification (“Indemnified Party”) shall give the indemnifying party (“Indemnifying Party”) notice (a “Claim Notice”) of its indemnification claim which notice shall (i) be in writing, (ii) include the basis for the indemnification, and (iii) include the amount Indemnified Party believes is the amount to be indemnified, if reasonably possible.

ii.	Indemnifying Party shall be deemed to accept Indemnified Party’s claim unless, within twenty (20) business days after receipt of any Claim Notice, Indemnifying Party delivers to Indemnified Party notice of non-acceptance of the indemnification claim, which must (a) be in writing and (b) include the basis for the disagreement.

iii.	The parties shall attempt in good faith to resolve any issues concerning liability and the amount of such claim. If there is any issue which they cannot resolve within thirty (30) days after delivery of the notice of non-acceptance pursuant to Section 3(b)(ii), either Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its arbitration rules. The arbitration shall be conducted in Hainan Province. The arbitration award shall be final and binding on both Parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on December 31, 2023.

ZKGC NEW ENERGY LIMITED

By:	/s/ Zhuowen Chen
Zhuowen Chen, Chief Executive Officer

G&C INTERNATIONAL INVESTMENT CO., LTD.

By:	/s/ Liao Jinqi
Liao Jinqi, Director

/s/ Liao Jinqi
LIAO JINQI, personally